Pricing Supplement Dated April 21, 1999                         Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Warburg Dillon Read
Principal Amount:            $25,000,000.00
Agent's Discount
  or Commission:             $34,550.00
Net Proceeds to Company:     $24,965,450.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  04/26/99
Maturity Date:               04/26/02
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each April 26, July 26, October 26, and January 26.
                        The first interest reset date will be April 26, 1999.
                        The final reset date will be January 26, 2002.
Interest Payment Dates: Each April 26, July 26, October 26, and January 26
                        commencing July 26, 1999 and ending April 26, 2002.
Index Maturity:         3 Months
Spread (+/-):           +.14%

Day Count Convention:
      /X/ Actual/360 for the period from 04/26/99 to 04/26/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal               / /  Agent